Exhibit 99.1

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2012

BEVERLY, Mass. — November 1, 2012—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the quarter ended September 30, 2012. The Company reported third quarter revenue of $44.6 million, compared to $59.1 million for the second quarter of 2012. Net loss for the quarter was $8.7 million, or $0.08 per diluted share, which includes a $0.6 million or $.01 per share restructuring charge. This compares to a net loss for the second quarter of 2012 of $0.5 million, or $0.00 per share, which included a $0.2 million restructuring charge. Cash and cash equivalents were $35.2 million at September 30, 2012 compared with $33.8 million at June 30, 2012.

Commenting on the Company’s performance, Chairman and CEO Mary Puma said, “Although industry conditions remained difficult during the third quarter, we continued to seed the market with product penetrations, including shipping our first Purion M medium current implant evaluation system. In addition, we contained spending and realized a modest increase in cash. These actions will position the company well as industry trends improve.”

Third Quarter 2012 Conference Call

The Company will host a conference call today at 5:00 pm ET to discuss results for the third quarter of 2012.  An audio webcast will be available on the Investor page of Axcelis’ website at www.axcelis.com, or by dialing 1.888.713.4199 (1.617.213.4861 outside North America).  Participants calling into the conference call will be requested to provide the passcode:  87434251. A replay of the webcast will be available for 30 days following the conference call.

Safe Harbor Statement

The conference call will contain forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis

Axcelis Technologies, Inc. (Nasdaq: ACLS) headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. The Company’s Internet address is: www.axcelis.com.

Company Contacts

Financial Community:

Jay Zager
978.787.9408

Editorial/Media Community:

Maureen Hart
978.787.4266

Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011
Revenue
Product	$37,093	$64,350	$136,096	$235,287
Service	7,547	8,105	22,664	23,718
Total revenue	44,640	72,455	158,760	259,005
Cost of revenue
Product	24,809	40,055	84,692	149,833
Service	5,464	5,505	16,377	17,058
Total cost of revenue	30,273	45,560	101,069	166,891

Gross profit	14,367	26,895	57,691	92,114

Operating expenses
Research and development	9,851	11,389	31,999	35,036
Sales and marketing	5,470	7,237	18,284	22,731
General and administrative	6,325	8,458	20,611	25,929
Restructuring charges	578	—	3,612	—
Total operating expenses	22,224	27,084	74,506	83,696
Income (loss) from operations	(7,857)	(189)	(16,815)	8,418

Other income (expense)
Interest income	9	7	27	24
Other, net	(627)	1,563	(999)	(45)
Total other income (expense)	(618)	1,570	(972)	(21)

Income (loss) before income taxes	(8,475)	1,381	(17,787)	8,397

Income taxes	243	230	1,429	1,207

Net income (loss)	$(8,718)	$1,151	$(19,216)	$7,190

Net income (loss) per share
Basic and diluted net income (loss) per share	$(0.08)	$0.01	$(0.18)	$0.07

Shares used in computing basic and diluted net income (loss) per share
Basic weighted average common shares	107,855	106,417	107,521	106,152
Diluted weighted average common shares	107,855	108,192	107,521	109,452

Axcelis Technologies, Inc.

Consolidated Statements of Comprehensive Income

(In thousands)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2012	2011	2012	2011

Net income (loss)	$(8,718)	$1,151	$(19,216)	$7,190
Other comprehensive income:
Foreign currency translation adjustments	1,105	(3,999)	(308)	(1,034)
Comprehensive income (loss)	$(7,613)	$(2,848)	$(19,524)	$6,156

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$35,220	$46,877
Accounts receivable, net	24,978	35,071
Inventories, net	123,280	120,023
Prepaid expenses and other current assets	4,973	10,062
Total current assets	188,451	212,033

Property, plant and equipment, net	35,107	37,204
Long-term restricted cash	103	104
Other assets	12,928	19,904
Total assets	$236,589	$269,245

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$11,683	$19,551
Accrued compensation	7,175	8,285
Warranty	2,107	3,556
Income taxes	356	495
Deferred revenue	6,641	10,786
Other current liabilities	3,711	4,799
Total current liabilities	31,673	47,472

Long-term deferred revenue	544	1,488
Other long-term liabilities	4,944	5,730
Total liabilities	37,161	54,690

Commitments and contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	108	107
Additional paid-in capital	503,728	499,332
Treasury stock	(1,218)	(1,218)
Accumulated deficit	(307,659)	(288,443)
Accumulated other comprehensive income	4,469	4,777
Total stockholders’ equity	199,428	214,555
Total liabilities and stockholders’ equity	$236,589	$269,245

Axcelis Technologies, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(19,216)	$7,190
Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities:
Depreciation and amortization	5,419	6,180
Deferred taxes	998	75
Stock-based compensation expense	3,411	3,644
Provision for excess inventory	678	661
Changes in operating assets & liabilities
Accounts receivable	10,143	17,994
Inventories	(3,496)	(13,384)
Prepaid expenses and other current assets	4,490	5,910
Accounts payable & other current liabilities	(11,601)	(15,237)
Deferred revenue	(5,089)	(4,339)
Income taxes	(135)	798
Other assets and liabilities	3,025	(8,640)
Net cash (used for) provided by operating activities	(11,373)	852
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(536)	(1,950)
Decrease in restricted cash	1	—
Net cash used for investing activities	(535)	(1,950)
Cash flows from financing activities:
Financing fees and other expenses	—	(199)
Proceeds from exercise of stock options	863	272
Proceeds from Employee Stock Purchase Plan	179	275
Net cash provided by financing activities	1,042	348
Effect of exchange rate changes on cash	(791)	(580)
Net decrease in cash and cash equivalents	(11,657)	(1,330)
Cash and cash equivalents at beginning of period	46,877	45,743
Cash and cash equivalents at end of period	$35,220	$44,413